Exhibit 99.1

CALGON CARBON ANNOUNCES FOURTH QUARTER RESULTS
PITTSBURGH, PA — February 26, 2010 — Calgon Carbon Corporation
(NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2009.
The company reported net income of $13.2 million or $0.23 per common share on a fully diluted basis for the fourth quarter of 2009. Net income for the fourth quarter of 2008 was $6.3 million or $0.11 per common share on a fully diluted basis, which consisted of income of $0.12 from continuing operations and a loss of $0.01 from discontinued operations.
Income from operations for the fourth quarter of 2009 was $20.2 million, as compared to $11.7 million for the fourth quarter of 2008.
Net sales for the fourth quarter of 2009 were $110.7 million versus fourth quarter 2008 sales of $102.4 million, an increase of 8.1%. Currency translation had a $3.5-million positive impact on sales for the fourth quarter of 2009 due to the stronger Euro and British Pound Sterling.
For the fourth quarter of 2009, sales for the Activated Carbon and Service segment increased by 14.0% versus the fourth quarter of 2008. The increase was primarily due to higher demand for activated carbon products in the environmental air treatment market and higher pricing in the food and potable water markets. Equipment sales decreased by 26.7%, due to lower demand for ion exchange, odor control and traditional carbon adsorption systems. Consumer sales for the fourth quarter of 2009 increased 20.1% due to higher demand for activated carbon cloth and PreZerve® products.
Net sales less the cost of products sold as a percentage of net sales for the fourth quarter of 2009 was 42.2%, versus 33.0% for the fourth quarter of 2008. The increase was primarily due to higher pricing for certain activated carbon products and services and $2.4 million related to the receipt of, or estimated refunds of, tariff deposits.

Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700. www.calgoncarbon.com

Selling, administrative and research expenses for the fourth quarter of 2009 were 18.8% higher than for the comparable period of 2008 as a result of acquisition due diligence costs, higher employee-related costs and legal expense.
Net sales for the year ended December 31, 2009 were $411.9 million, versus $400.3 million for the comparable period in 2008, an increase of 2.9%. For the year, foreign currency translation had a $10.2-million negative impact on sales due to the stronger U.S. dollar.
For the year ended December 31, 2009, net income was $39.2 million, which includes earnings of $4.8 million from the reversal of valuation allowances related to foreign tax credits. For the year ended December 31, 2008, the company reported net income of $31.6 million which consisted of $28.8 million from continuing operations and $2.8 million from discontinued operations. Results for the full year 2008 also included a non-recurring after-tax gain of $5.7 million from the settlement of a law suit.
Fully diluted earnings per share for the year ended December 31, 2009 were $0.69. For 2008, earnings per share on a fully diluted basis were $0.59 which consisted of $0.54 from continuing operations and $0.05 from discontinued operations.
In May 2008, Accounting Standards Codification (ASC) 470-20 “Debt with Conversion and Other Options” was issued. ASC 470-20 affected the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. ASC 470-20 affected the accounting associated with the company’s senior convertible notes. Guidance within this ASC required the company to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature, as well as losses on induced conversions. ASC 470-20 was effective for fiscal periods beginning in 2009 and required retrospective application. The company adopted this accounting guidance in the first quarter of 2009 and, accordingly, the prior periods’ financial statements included herein have been adjusted. Adoption of this guidance reduced previously reported earnings per diluted share for the fourth quarter and full year fiscal 2008 by $0.03 and $0.13, respectively.
Calgon Carbon’s board of directors did not declare a quarterly dividend.
Commenting on the results for the quarter, John S. Stanik, Calgon Carbon’s president and chief executive officer said, “We are pleased with the growth achieved in both sales and earnings in the fourth quarter and for the full year. Favorable pricing and increased demand for activated carbon to remove mercury from coal-fired power plant flue gas offset the economic slowdown’s adverse effect on demand for certain products and services.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700. www.calgoncarbon.com

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700. www.calgoncarbon.com

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008*	2009	2008*
Net Sales	$110,692	$102,394	$411,910	$400,270

Cost of Products Sold	63,975	68,638	266,597	266,885

Depreciation and Amortization	5,692	4,513	18,130	16,674

Selling, Administrative & Research	20,821	17,522	73,750	68,278

Gain from AST Settlement	—	—	—	(9,250)

	90,488	90,673	358,477	342,587

Income from Operations	20,204	11,721	53,433	57,683

Interest Expense — Net	149	39	173	(4,520)

Loss on Debt Extinguishment	—	(2,605)	(899)	(8,918)

Other Expense — Net	(515)	(978)	(3,089)	(2,247)

Income From Continuing Operations Before Income Tax and Equity in Income (Loss) from Equity Investments	19,838	8,177	49,618	41,998

Income Tax Provision	6,567	1,945	11,754	14,012

Income from Continuing Operations Before Equity in Income (Loss) from Equity Investments	13,271	6,232	37,864	27,986

Equity in Income (Loss) from Equity Investments	(43)	517	1,295	854

Income from Continuing Operations	13,228	6,749	39,159	28,840

Income (Loss) from Discontinued Operations	—	(443)	—	2,793

Net Income	$13,228	$6,306	$39,159	$31,633

Net Income per Common Share
Basic:
Income from Continuing Operations	$.24	$.13	$.72	$.65
Income (Loss) from Discontinued Operations	$—	$(.01)	$—	$.06

Total	$.24	$.12	$.72	$.71

Diluted:
Income from Continuing Operations	$.23	$.12	$.69	$.54
Income (Loss) from Discontinued Operations	$—	$(.01)	$—	$.05
Total	$.23	$.11	$.69	$.59

Weighted Average Shares Outstanding (Thousands)
Basic	55,622	53,247	54,757	44,679

Diluted	56,654	55,662	56,529	53,385

*	Results have been retrospectively adjusted to incorporate the adoption of guidance within Accounting Standards Codification (ASC) 470-20 “Debt with Conversion and Other Options,” formerly APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

Calgon Carbon Corporation . 400 Calgon Drive . Pittsburgh, PA 15205. 412.787.6700. www.calgoncarbon.com

Calgon Carbon Corporation
Segment Data:

Segment Sales	4Q09	4Q08	YTD 2009	YTD 2008
Activated Carbon and Service	96,820	84,925	358,196	342,326
Equipment	11,132	15,187	43,916	47,288
Consumer	2,740	2,282	9,798	10,656

Total Sales (thousands)	$110,692	$102,394	$411,910	$400,270

Segment Operating Income (loss)*	4Q09	4Q08	YTD 2009	YTD 2008
Activated Carbon and Service	24,989	14,138	68,718	67,222

Equipment	707	2,466	2,584	7,015

Consumer	200	(370)	261	120

Income from Operations (thousands)	$25,896	$16,234	$71,563	$74,357

*	Before depreciation and amortization. The YTD 2008 period includes the $9.3 million gain on AST settlement ($5.3 million Activated Carbon and Service and $4.0 million Equipment).

Calgon Carbon Corporation . 400 Calgon Drive . Pittsburgh, PA 15205. 412.787.6700. www.calgoncarbon.com

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008*
Assets

Current assets:

Cash and cash equivalents	$38,029	$16,750

Restricted cash	5,556	—

Receivables	64,304	64,515

Inventories	84,587	93,725

Other current assets	29,369	25,598

Total current assets	221,845	200,588

Property, plant and equipment, net	155,100	122,960

Other assets	48,773	63,714

Total assets	$425,718	$387,262

Liabilities and Shareholders’ Equity

Current liabilities:

Short-term debt	$—	$1,605

Current portion of long-term debt	—	7,903

Other current liabilities	62,021	56,036

Total current liabilities	62,021	65,544

Other liabilities	56,611	68,441

Total liabilities	118,632	133,985

Total shareholders’ equity	307,086	253,277

Total liabilities and shareholders’ equity	$425,718	$387,262

*	Results have been retrospectively adjusted to incorporate the adoption of guidance within Accounting Standards Codification (ASC) 470-20 “Debt with Conversion and Other Options,” formerly APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

Calgon Carbon Corporation . 400 Calgon Drive . Pittsburgh, PA 15205. 412.787.6700. www.calgoncarbon.com